UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)

                             Healthsouth Corporation
                             -----------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    421924101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 421924101                    13G                     Page 2 of 5 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Duquesne Capital Management, L.L.C.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    25,524,700
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            25,524,700
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,524,700
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP No. 421924101                    13G                     Page 3 of 5 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stanley F. Druckenmiller
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    25,524,700
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            25,524,700
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           25,524,700
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.4%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the Common Stock (as defined in Item 2(d) below) of Healthsouth Corporation, a Delaware corporation, to amend the Schedule 13G filed on October 14, 2004 (the "Schedule 13G"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4:             Ownership:
------              ---------

     Item 4 of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

A.   Duquesne Capital
     ----------------

     (a) Amount beneficially owned: 25,524,700.
     (b) Percent of class: 6.4%. The percentages used herein and in the rest of this Amendment No. 1 are calculated based upon a total of 396,427,172 shares of Common Stock outstanding, as reported in the Company's Report on Form 10-Q for the quarter ended September 30, 2002.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: 25,524,700
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: 25,524,700

B.   Mr. Druckenmiller
     -----------------

     (a) Amount beneficially owned: 25,524,700
     (b) Percent of class: 6.4%.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: 25,524,700
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: 25,524,700

Item 12:            Certification:
-------             -------------

     Each Reporting Person hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 3, 2005


                                        DUQUESNE CAPITAL MANAGEMENT, L.L.C.

                                        By: /s/ Gerald Kerner
                                            ------------------------------
                                            Name:  Gerald Kerner
                                            Title: Managing Director


                                        STANLEY F. DRUCKENMILLER

                                        By: /s/ Gerald Kerner
                                            ------------------------------
                                            Name:  Gerald Kerner
                                            Title: Attorney-in-Fact















               [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G
                    WITH RESPECT TO HEALTHSOUTH CORPORATION]